Exhibit 10.2
PELOTON INTERACTIVE, INC.
441 NINTH AVENUE, 6th FLOOR
NEW YORK, NY 10001
October 30, 2024
Dear Karen:
Reference is hereby made to that certain employment letter by and between you and the Company dated May 2, 2024 (the “Employment Letter”). As mutually agreed, effective November 1, 2024, you will serve as sole Interim Chief Executive Officer and Interim President of the Company. Accordingly, this addendum (the “Addendum”) modifies the Employment Letter, which otherwise remains in effect. Capitalized terms not defined here have the meanings ascribed to them in the Employment Letter.
1.Term, Responsibilities, and Work Schedule. The Company expects that you will serve as Interim Chief Executive Officer and Interim President of the Company through December 31, 2024. Your responsibilities will include overseeing all of the Company’s functions. In light of your increased responsibilities, it is expected that you will devote the equivalent of a 40-hour workweek to your employment duties, and any additional time as circumstances might from time to time require.
2.Compensation. Your base salary will be paid at the rate of $200,000 per month. You will also receive a grant of restricted stock units with respect to shares of the Company’s Class A common stock valued at $450,000, which will vest in equal installments on November 30, 2024 and December 31, 2024, subject to your continued service through such dates as well as the terms of the award agreement to be entered into by and between you and the Company and the Equity Plan.
3.Interpretation and Amendment. The Employment Letter, this Addendum, the PIIA, the Equity Plan, and your equity awards thereunder constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Addendum may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

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Please indicate your acceptance by signing and returning this Addendum to me.

Very truly yours,
PELOTON INTERACTIVE, INC.

/s/ Jay Hoag
By: Jay Hoag
Title: Chairperson of the Board
I have read and accept the terms of this Addendum.
/s/ Karen Boone
Karen Boone
Date: 10/30/2024